Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2019 Financial Results

Menlo Park, Calif. – November 7, 2019 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) (the “Company’) today announced financial results for its third quarter ended September 30, 2019.

The Company has continued its commercial launch of the Sequel II System, which it began during the second quarter of 2019.  As of September 30, 2019, the Company had installed a total of 75 Sequel II Systems, which includes a number of sites with multiple systems installed.  Instrument revenue for the three months ended September 30, 2019 totaled $11.6 million, compared with $6.3 million in instrument revenue for the same period in 2018, driven by robust demand for Sequel II instruments.  However, consumable revenue for the three months ended September 30, 2019 totaled $6.9 million, compared with $8.9 million for the same period in 2018. The decrease in consumable revenue was driven by lower utilization of Sequel instruments as a number of customers are transitioning from Sequel to Sequel II. Total revenue for the third quarter of 2019 was $21.9 million, compared with $18.2 million for the third quarter of 2018.

On November 1, 2018, the Company entered into an Agreement and Plan of Merger with Illumina, Inc. (“Illumina”) and FC Ops Corp. (“Merger Subsidiary”), a wholly-owned subsidiary of Illumina (the “Merger Agreement”) pursuant to which Illumina will acquire the Company for $8.00 per share of the Company’s common stock in an all-cash transaction and Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Illumina. Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including expiration or termination of any waiting periods applicable to the consummation of the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-U.S. jurisdictions. The Merger has been notified to the United States Federal Trade Commission (“FTC”) and to the Competition and Markets Authority of the United Kingdom (“CMA”) and is under review by both the FTC and the CMA. The Company and Illumina continue to work cooperatively with the FTC and the CMA.

On September 25, 2019, the Company, Illumina and Merger Subsidiary entered into Amendment No. 1 (the “Amendment”) to the Merger Agreement. The Amendment, among other things, extends the End Time (as defined in the Merger Agreement) to December 31, 2019, subject to Illumina’s unilateral right to further extend the End Time to March 31, 2020. In addition, the Amendment provides that Illumina will make cash payments to the Company of $6 million on or before each of October 1, 2019, November 1, 2019 and December 2, 2019 and we have received the October 1, 2019 and November 1, 2019 cash payments. If Illumina elects to further extend the End Time to March 31, 2020, then Illumina will make cash payments to the Company of $6 million on or before each of January 2, 2020, and March 2, 2020, and a cash payment of $22 million on or before February 3, 2020. The Company will use these payments, which are collectively referred to as the “Continuation Advances,” to fund its continuing operations.  Up to the full amount of the Continuation Advances actually paid to the Company are repayable without interest if (1) the Merger Agreement is terminated and (2) within two years of termination, the Company enters into certain change-of-control transactions with a third party (in which case the entire amount will be repayable) or raises at least $100 million in equity or debt financing in a single transaction (with the amount repayable dependent on the amount raised by the Company).

For the three and nine months ended September 30, 2019, the Company recognized approximately $3.6 million and $12.8 million, respectively, in operating expenses in connection with the Merger.

No Conference Call

Given the pending Merger with Illumina, management will not be hosting a conference call to discuss its financial results for the third quarter ended September 30, 2019 and does not expect to do so for future quarters.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel SMRT® Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the commercial launch of the Sequel II System, the expected availability of SMRT® Cell 8M chips, the performance of the Sequel II System, the Merger Agreement and Merger including the expected timing of the completion of the Merger and whether the Merger will be consummated, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Company’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$18,484	$15,150	$53,191	$49,917
Service and other revenue	3,431	3,010	9,770	9,183
Total revenue	21,915	18,160	62,961	59,100
Cost of Revenue:
Cost of product revenue	12,188	12,250	32,786	31,127
Cost of service and other revenue	2,813	2,718	8,531	8,623
Total cost of revenue	15,001	14,968	41,317	39,750
Gross profit	6,914	3,192	21,644	19,350
Operating Expense:
Research and development	14,962	14,356	45,357	46,331
Sales, general and administrative	20,066	13,506	58,915	43,383
Total operating expense	35,028	27,862	104,272	89,714
Operating loss	(28,114)	(24,670)	(82,628)	(70,364)
Interest expense	(664)	(616)	(1,933)	(1,795)
Other income (expense), net	(345)	242	518	396
Net loss	$(29,123)	$(25,044)	$(84,043)	$(71,763)
Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.55)	$(0.55)
Shares used in computing basic and diluted net loss per share	152,983	135,130	152,351	130,302

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2019	2018
Assets
Cash and investments	$49,204	$102,354
Accounts receivable	9,966	8,595
Inventory	15,067	17,878
Prepaid and other current assets	2,704	2,832
Property and equipment, net	31,618	34,073
Operating lease right-of-use assets, net	33,510	—
Long-term restricted cash	4,000	4,500
Other long-term assets	41	43
Total Assets	$146,110	$170,275

Liabilities and Stockholders' Equity
Accounts payable	$8,111	$6,736
Accrued expenses	15,823	12,823
Deferred service revenue	7,814	7,427
Operating lease liabilities	46,692	—
Notes payable	15,546	14,659
Deferred rent	—	13,765
Other liabilities	1,110	788
Financing derivative	—	16
Stockholders' equity	51,014	114,061
Total Liabilities and Stockholders' Equity	$146,110	$170,275